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                                                                   EXHIBIT 99.10
                          CREDENCE SYSTEMS CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

                 (As Amended and Restated Through June 14, 1999)

1.       PURPOSE OF THE PLAN

         The Credence Systems Corporation 1994 Employee Stock Purchase Plan
(the "Plan") is intended to provide a suitable means by which eligible employees of the Credence Systems Corporation (the "Company") may accumulate, through voluntary, systematic payroll deductions, amounts regularly credited to their account to be applied to the purchase of shares of the Company's common stock, par value $0.001 (the "Common Stock"), pursuant to the exercise of options granted from time to time hereunder. The Plan provides employees with the opportunities to acquire proprietary interests in the Company, and will also provide them with additional incentives to continue their employment and promote the best interests of the Company. Options granted under the Plan are intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.        SHARES OF STOCK SUBJECT TO THE PLAN

          Subject to the provisions of Section 12, the maximum number of shares of Common Stock which may be issued on the exercise of options granted under the Plan is limited to 800,000 shares of the Company's Common Stock. Such share reserve includes (i) the initial share reserve of 300,000(1) shares; (ii) an additional 200,000 share increase authorized by the Board on February 12, 1997 and approved by the stockholders at the 1997 Annual Meeting; and (iii) an additional 300,000 share increase authorized by the Board on January 22, 1999 and approved by the stockholders at the 1999 Annual Meeting.

         Any shares subject to an option under the Plan, which option for any reason expires or is terminated unexercised as to such shares, shall again be available for issuance on the exercise of other options granted under the Plan. Shares delivered on the exercise of options may, at the election of the Board of Directors of the Company, be authorized but previously unissued Common Stock or Common Stock reacquired by the Company, or both.

3.       ADMINISTRATION

         The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors, which shall be composed of not less than two non-employee members of the Board of Directors of the Company, all of whom shall be ineligible to participate in this Plan and shall otherwise qualify as disinterested persons under


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(1)  Reflects the 3-for-2 split of the Corporation's outstanding Common Stock effected June 5, 1995.

                                       1.
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Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission.
Subject to the provisions of the Plan, the Committee shall have full discretion and exercise power (i) to determine the terms and conditions under which the shares shall be offered and corresponding options shall be granted under the Plan for the Purchase Period (as defined in Section 6) consistent with the provisions of the Plan, and (ii) to resolve all questions relating to the administration of the Plan.

         The interpretation and application by the Committee of any provision of the Plan shall be final and conclusive on all employees and others persons having, or claiming to have, an interest under the Plan. The Committee may, in its discretion, establish such rules and guidelines relating to the Plan as it may deem desirable.

         The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such counsel or consultant or agent. The Committee shall keep minutes of its actions under the Plan.

         No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any options granted hereunder.

4.       ELIGIBILITY TO PARTICIPATE

         The persons eligible to participate in this Plan shall be all employees (including officers) of the Company, or any participating affiliate, who have been actively employed by the Company, or such affiliate, for thirty (30) consecutive days as of the first day of any Purchase Period, but excluding employees whose customary employment is for not more than five (5) months in any calendar year or is for twenty (20) hours or less per week. An employee who is eligible to participate in this Plan pursuant to the foregoing sentence is hereinafter referred to as an "Employee". A participating affiliate, for purposes of the Plan, shall include any now existing or hereafter established parent or subsidiary corporation of the Company, as determined in accordance with Code Sections 424(e) and 424(f), which elects with the consent of the Company's Board of Directors, to extend the benefits of the Plan to its eligible employees.

         Nothing contained in the Plan shall confer upon any Employee any right to continue in the employ of the Company or any of its affiliates, or interfere in any way with the right of the Company or any of its affiliates to terminate his or her employment at any time.

5.       PARTICIPATION IN THE PLAN

         An Employee may participate in the Plan only as of the beginning of the Purchase Period. If an Employee becomes eligible to participate in the Plan after the commencement of a Purchase Period, that Employee may not participate in the Plan until the beginning of the next Purchase Period. A copy of the Plan will be furnished to each Employee prior to the beginning of the first Purchase Period during which he or she may participate in the Plan. To participate in

                                       2.

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the Plan, an Employee must deliver (or cause to be delivered) to the Company, within seven (7) days prior to the commencement of the first Purchase Period during which participation in the Plan is desired, a contingent subscription for Common Stock and authorization for payroll deductions to effect the purchase of Common Stock (hereinafter called a "Participation Election"). In the Participation Election an Employee must:

            (i) authorize payroll deductions within the limits prescribed in Sections 8 and 9 and specify the percentage to be deducted regularly from his or her Compensation (as defined in Section 8);

            (ii) elect and authorize the purchase for each Purchase Period of a specific number of shares of Common Stock on the Exercise Date (as defined in Section 7) with respect to the applicable Purchase Period, provided that such specific number of shares shall not exceed a total of 750 shares in any Purchase Period;

            (iii) furnish the exact name or names and address or addresses in which the stock certificates for Common Stock purchased by him or her under the are to be issued; and

            (iv) agree to notify the Company if he or she should dispose of Common Stock purchased through the Plan within two (2) years of the commencement of the Purchase Period in which the Common Stock was purchased.

         Stock certificates for shares of Common Stock purchased under the Plan may be issued in the Employee's name or, if so designated by the Employee, in his or her name and the name of another person who is a member of his or her family, with right of survivorship; for this purpose the "family" of an Employee shall include only his or her spouse, ancestors and lineal descendants and brothers and sisters.

         An Employee need not, and may not, make a down payment in order to participate in the Plan.

         Participation in the Plan is entirely voluntary, and a participating Employee may withdraw from participation, as provided in Section 15, during any Purchase Period at any time prior to the Exercise Date for such Purchase Period.

6.       PURCHASE PERIOD: GRANT OF OPTIONS

         Through the end of calendar year 1999, each Purchase Period under the Plan shall commence on the first day of a calendar half (or, for the first Purchase Period, such date established by the Committee following the effective date specified in Section 20) and end on the last day of such calendar half, and shall include all pay periods ending within it. For this purpose, calendar halves begin on January 1 and July 1. The Purchase Period commencing January 1, 2000 shall continue through August 14, 2000, and subsequent Purchase Periods shall

                                       3.

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run from August 15 each year to February 14 of the following year and from
February 15 to August 14 each year. During each Purchase Period, participating Employees shall accumulate credits to a bookkeeping account maintained by the Company (hereinafter referred to as a "Stock Purchase Account") through payroll deductions to be made at the close of each pay period for the purchase of shares of Common Stock under the Plan. For each Purchase Period, the Company shall grant options to participating Employees with respect to the number of shares of Common Stock (subject to the provisions of sections 2, 5, 11 and 12) which shall be purchasable through the application of the amounts credited to such Employee's Stock Purchase Account at the purchase price per share determined on the Exercise Date for the Purchase Period (such number of shares to be subject to reduction in the event of a pro rata apportionment provided for in Section
17).

7.       EXERCISE DATES, AND PURCHASE PRICES

         The last business day of each Purchase Period shall constitute the "Exercise Date" for such Purchase Period. Subject to the provisions of Section 12, the purchase price per share of Common Stock to be purchased on an Exercise Date pursuant to the exercise of options granted for the Purchase Period, through the application of amounts credited during such Purchase Period to the Stock Purchase Accounts of participating Employees, shall be the lesser of-

         (A) an amount equal to 85% of the Fair Market Value of the Common Stock at the time such option is granted (i.e., the first day of the Purchase Period), or

         (B) an amount equal to 85% of the Fair Market Value of the Common Stock at the time each option is exercised (i.e., the Exercise
              Date).

         For purposes of the Plan, the Fair Market Value of a share of Common Stock on any date shall be (i) if the Common Stock is traded on an established securities market, the mean between the high and low prices of such Common Stock for such date, and (ii) if the Common Stock is not so traded, an amount determined by the Committee in good faith and based upon such factors as it deems relevant to such determination.

8.       PAYROLL DEDUCTIONS - AUTHORIZATION AND AMOUNT

         Employees shall authorize in their Participation Elections from 1% to 10% (in whole percentage increments) of their Compensation to which such election relates (subject to the limitations of Section 9). For purposes of the Plan, the "Compensation" of an Employee for any Purchase Period shall mean the gross amount of his or her base pay on the basis of his or her regular, straight-time hourly, weekly or monthly rate for the number of hours normally worked, exclusive of overtime, sales commissions, bonuses, shift premiums and other forms of compensation.

         A participating Employee may, at any time during a Purchase Period, reduce the amount of Compensation to be deducted from his or her Compensation pursuant to his or her Participant Election.

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         By delivering to the Company within seven (7) days prior to the commencement of the next Purchase Period a revised Participation Election, a participating Employee may either increase or decrease the amount to be deducted from his or her Compensation during the next Purchase Period, subject to the limitations of Sections 8 and 9.

         A participating Employee's authorization for payroll deductions will remain in effect for the duration of the Plan, subject to the provisions of Sections 11 and 14, unless his or her election to purchase Common Stock shall have been terminated pursuant to the provisions of section 13, the amount of the deduction is changed, as provided in this Section 8, or the Employee withdraws or is considered to have withdrawn from the Plan under Section 15 or 16.

         Prior to the split of the Common Stock effected June 5, 1996, the maximum number of shares of Common Stock purchasable per participating Employee on any one Exercise Date under the Purchase Plan was limited to 500 shares. To reflect such stock split, the limit has been increased to 750 shares per participating Employee for each Exercise Date after May 26, 1995.

         All amounts credited to the Stock Purchase Accounts of participating Employees shall be held in the general funds of the Company but shall be used from time to time in accordance with the provisions of the Plan.

9.       LIMITATIONS ON THE GRANTING OF OPTIONS

         Anything in the Plan to the contrary notwithstanding, no participating Employee may be granted an option which permits his or her rights to purchase Common Stock under all employee stock purchase plans of the Company and its parent and subsidiary companies (if any) to accrue at a rate which exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of this Section 9:

            (i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year;

            (ii) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for any one calendar year; and

            (iii) a right to purchase stock which has accrued under one option granted pursuant to the Plan may not be carried over to any other option.

         No participating Employee may be granted an option hereunder if such Employee, immediately after the option is granted, owns (within the meaning of Section 423 (b) (3) of the Code) stock possessing five (5) percent or more of the total combined voting power or value of

                                       5.

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all classes of stock of the Company or of its parent or subsidiary corporation.
For purposes of the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the respective meanings set forth in section 424 of the Code.

10.      STOCK PURCHASE AMOUNTS

         The amount deducted from the Compensation of each participating Employee shall be credited to his or her individual Stock Purchase Account. Employees participating in the Plan may not make direct cash payments to their Stock Purchase Accounts.

         Following the close of each Purchase Period, the Company will furnish to each participating Employee a statement of that Employee's individual Stock Purchase Account. This statement shall show (i) the total amount of payroll deductions for the Purchase Period just closed, (ii) the number of full shares (and the purchase price per share) of Common Stock purchased, pursuant to the provisions of Section 11, by the participating Employee for the Purchase Period, and (iii) any remaining balance of payroll deductions which are to be refunded to the Employee following the close of the Purchase Period (or carried forward to the next Purchase Period in the case of amounts representing fractional shares).

11.      ISSUANCE AND PURCHASE OF COMMON STOCK

         Shares of Common Stock may be purchased by a participating Employee only on the Exercise Date for each Purchase Period; and the options which the Company grants to participating Employees for the purchase of Common Stock for a Purchase Period may be exercised only on the Exercise Date. No fractional shares of Common Stock may be purchased hereunder. The purchase price per share shall be determined as set forth in Section 7.

         A participating Employee who purchased Common Stock, pursuant to the exercise of options granted under the Plan, shall purchase as many full shares as shall be stated in the Participation Election that the Employee has completed, subject to the limitations set forth in Sections 5, 8, 9, 12 and 17; provided that in no even may shares be purchased other than by application of the balance in the Stock Purchase Account on the Exercise Date and that in no event may a participating Employee purchase a greater number of shares than would be purchasable at the purchase price determined in accordance with Section 7 through the application of the balance in his or her Stock Purchase Account on the Exercise Date for the Purchase Period to which the option relates. Any balance remaining in such a participating Employee's Stock Purchase Account following an Exercise Date shall be refunded to the Employee as soon as practicable thereafter; provided, however, that any such balance representing a fractional share shall be carried over to the next succeeding Purchase Period.

         Certificates for Common Stock so purchased shall be delivered to the participating Employee as soon as practicable.

                                       6.

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         All rights as an owner of shares of the Common Stock purchased under the Plan shall accrue to the participating Employee who purchased the shares effective as of the Exercise Date on which the amounts credited to his or her Stock Purchase Account were applied to the purchase of the shares; and such Employee shall not have any rights as a shareholder prior to such Exercise Date by reason of his or her having elected to purchase such shares.

12.      DILUTIONS OR OTHER ADJUSTMENT

         If the Company is a party to any merger or consolidation, or undergoes any separation, reorganization (other than a reincorporation in another state), or liquidation, then the options outstanding under the Plan shall be exercised immediately prior to the effective date of such transaction, and such date shall accordingly qualify as an Exercise Date under Section 7. In addition, in the event of a reclassification, stock split, combination of shares, separation (including a spin-off), dividend on shares of the Common Stock payable in stock, or other similar change in capitalization or in the corporate structure of the shares of the Common Stock of the Company, the Committee shall conclusively determine the appropriate adjustment in the purchase price and other terms of purchase for shares subject to outstanding Participation Elections for the Purchase Period occurring at such time, in the number and kind of shares or other securities which may by purchased for such Purchase Period, in the aggregate number of shares which may be purchased under the Plan, and in the maximum number and kind of shares which may be purchased per Employee in any Purchase Period. Any such adjustment in the shares or other securities subject to the outstanding options granted to such Employee (including any adjustments in the option price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent permitted by Sections 423 and 424 of the Code.

13.      NO ASSIGNMENT OF PLAN RIGHTS OR OF PURCHASED STOCK

         An Employee must promptly advise the Company if a disposition shall be made of any shares of Common Stock purchased by him or her under the Plan if such disposition shall have occurred within two years of the commencement of the Purchase Period in which he or she purchased such shares.

         A participating Employee's privilege to purchase Common Stock under the Plan can be exercised only by him or her; and he or she cannot purchase Common Stock for someone else, although he or she may designate (in accordance with the provisions of Section 5) that stock certificates of Common Stock purchased by the Employee be issued in the joint names of the Employee and a family member.

         An Employee participating in the Plan may not sell, transfer, pledge, or assign to any other person any interest, privilege or right under the Plan or in any amounts credited to his or her Stock Purchase Account; and if this provision shall be violated, his or her election to purchase Common Stock shall terminate, and the only right remaining thereunder will be to have paid to the person entitled thereto the amount then credited to the Employee's Stock Purchase Account.

                                       7.

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14.      SUSPENSION OF DEDUCTIONS

         A participating Employee's payroll deductions under the Plan shall be suspended if on account of a leave of absence, layoff or other reason a participating Employee does not have sufficient Compensation in any payroll period to permit payroll deductions authorized under the Plan to be made in full. The suspension will last until the participating Employee again has sufficient Compensation to permit such payroll deductions to be made in full; but if the suspension shall not have been removed by the Exercise Date for the Purchase Period in which it began, shares will be purchased to the extent that the employee contributed funds prior to the suspension of deductions. In the event of voluntary withdrawal or termination of employment, funds will be returned to the Employee as provided in Section 15.

15.      WITHDRAWAL FROM, AND REPARTICIPATION IN THE PLAN

         During any Purchase Period a participating Employee may withdraw from the Plan at any time prior to the Exercise Date for the Purchase Period; and, subject to, and in accordance with the provisions of Sections 5 and 8, he or she may again participate in the Plan at the beginning of any Purchase Period subsequent to the Purchase Period in which he or she withdrew. Withdrawal of a participating Employee shall be effected by written notification prior to such Exercise Date to the Company on a form which the Company shall provide for this purpose ("Notice of Withdrawal"). In the event a participating Employee shall withdraw from the Plan, all amounts then credited to his or her Stock Purchase Account shall be returned as soon as practicable after his or her Notice of Withdrawal shall have been received.

         If an Employee's payroll deductions shall be interrupted by any legal process, a Notice of Withdrawal will be considered as having been received on the day the interruption shall occur.

16.      TERMINATION OF PARTICIPATION

         A participating Employee's right to continue participation in the Plan will terminate upon the earliest to occur of (i) the Company's termination of the Plan, (ii) the Employee's transfer to ineligible employment status, or (iii) retirement, disability, death or other termination of employment with the Company. Upon the termination of an Employee's right to continue participation in the Plan on account of the occurrence of any of the foregoing events, all amounts then credited to the individual's Stock Purchase Account not already used for the purchase of Common Stock will be repaid as soon as practicable. Such repayments shall be made to the participating Employee unless the termination of participation occurred by reason of such Employee's death, in which event such repayment shall be made to such Employee's beneficiary. For this purpose, an Employee's beneficiary shall be the person, persons or entity designated by the Employee on a form prescribed by and delivered to the Company or, in the absence of an effective beneficiary designation, the Employee's estate; provided, however, that the determination of the Employee's beneficiary hereunder shall be subject to any applicable community property or other laws.

                                       8.

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17.      APPORTIONMENT OF STOCK

         If at any time shares of Common Stock authorized for purposes of the Plan shall not be available in sufficient number to meet the purchase requirements under all outstanding Participation Elections, the Committee shall apportion the remaining available shares among the participating Employees on a pro rata basis. In no case shall any apportionment of shares be made with respect to a participating Employee's election to purchase unless such election is then in effect (subject only to any suspension provided for in the Plan). The Committee shall give notice of such apportionment and of the method of apportionment used to each participating Employee to whom shares shall have been apportioned.

18.      GOVERNMENT REGULATIONS

         The Plan, and the obligation of the Company to issue, sell and deliver Common Stock under the Plan are subject to all applicable laws and to all applicable rules, regulations and approvals of government agencies.

19.      AMENDMENT OR TERMINATION

         The Board of Directors of the Company may at any time amend, suspend or terminate the Plan; provided, however, that no amendment (other than an amendment authorized by Section 12) may be made increasing the maximum number of shares of Common Stock which may be issued pursuant to the Plan, reducing the minimum purchase price at which shares may be purchased hereunder or changing the class of employees eligible to participate hereunder; without the approval of the holders of a majority of the outstanding voting shares of the Company.

20.      EFFECTIVE DATE

         The Purchase Plan became effective upon adoption by the Board on January 20, 1994 and was approved by the Company's stockholders at the 1994 Annual Meeting. The Purchase Plan was subsequently amended by the Board on February 12, 1997 to (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan from 300,000 to 500,000 shares and (ii) extend the termination date of the Purchase Plan from December 31, 1998 to December 31, 2003. The February 1997 Amendment was approved by the stockholders at the 1997 Annual Meeting. The Purchase Plan was again amended by the Board on January 22, 1999 to increase the maximum number of shares of Common Stock authorized for issuance over the term of the Purchase Plan from 500,000 shares, to 800,000, and such increase was approved by the stockholders at the 1999 Annual Meeting. No purchase rights were granted, and no shares of Common Stock were issued, on the basis of such 300,000 share increase until such shareholder approval had been obtained.

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21.      TERMINATION

         The Plan shall terminate on December 31, 2003. Any unexpired Purchase Period that commenced prior to such termination date shall forthwith expire on such termination date, which shall be deemed the Exercise Date for such Purchase Period.


                                      10.